Exhibit 10.2

NOMADAR Corp. Sucursal en España

SPORT CITY CADIZ, S.L.

Calle Portugal, 2 Pol. Ind. El Trocadero, Puerto Real

11519, Cádiz, Spain

Att: Mr. Manuel Ignacio Díaz Charlo

Cádiz, on April 9, 2026

RE: Exercise of the Purchase Option under the plot of land lease agreement

Dear Sir,

We would like to communicate that, in accordance with the Lease Agreement enter into on 17 November 2025 with you, and the addendum subscribed on April 9, 2026, Nomadar Corp. Sucursal en España (“Nomadar”) will exercise the purchase option over a portion of 130,000 square meters of the relevant plot.

The proposed transaction will be completed no later than ninety (90) business days from the date hereof, under the terms and conditions of the Lease Agreement and, once completed, both the Parties (as defined in the Lease Agreement) shall be owners of the plot in undivided shared (proindiviso) as foreseen in Clause 10.3 of the Lease Agreement.

The Purchase Price will amount to € 3,792,100, plus the applicable taxes and costs.

We remain at your disposal to answer any questions you may have about this binding offer for the partial acquisition of the plot. In case of conformity, please send us a copy of this document duly signed and dated.

Sincerely,

CEO Americas &

Global Vice Chairman, Nomadar Corp.

Mr. Joaquin Martin Perles

Received and agreed, in El Puerto de Santa Maria on April 9, 2026

Sport City Cadiz

Mr. Manuel Ignacio Diaz Charlo

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